Exhibit 99.2

FOR IMMEDIATE RELEASE
June 5, 2017

BlackRidge Technology to Present at 7th Annual LD Micro Invitational
Conference from June 6 through June 7 in Los Angeles will feature 180 growing companies.

Reno, NV – June 5, 2017 – BlackRidge Technology International, Inc. (OTCQB: GROT), a leader in cyber defense, today announced it will be presenting at the 7th Annual LD Micro Invitational conference.
BlackRidge's 2:30 p.m. PDT presentation on Tuesday, June 6, will be led by CEO Bob Graham and CFO John Bluher, who will also meet with investors.
BlackRidge supports numerous industries with its identity-based cyber defense, which stop cyber-attacks and block unauthenticated access at the earliest possible time, on the first packet before network sessions are established. The technology provides the equivalent of secure caller ID for the network, allowing only identified and authorized users or devices access to enterprise and cloud systems.
The two-day conference at the Luxe Sunset Bel Air Hotel in Los Angeles will feature 180 companies in the small / micro-cap space. The event begins this afternoon and continues through Wednesday.
"This year, not only do we have a record number of companies making their LD Micro debuts, but a record number of companies presenting for the first time in their company's history," said Chris Lahiji, president of LD Micro. "LD has established itself as the one venue that brings the most influential players from all segments of the market under one roof."
For a complete schedule of presenters and other conference information, visit www.ldmicro.com/events.
About BlackRidge Technology
BlackRidge Technology provides a next generation cyber defense solution that stops cyber-attacks and blocks unauthenticated access. Our patented First Packet Authentication™ technology was developed for the military to cloak and protect servers and segment networks. BlackRidge Transport Access Control authenticates user and device identity and enforces security policy on the first packet of network sessions. This new level of real-time protection blocks or redirects unidentified and unauthorized traffic to stop attacks and unauthorized access, isolates systems and segments networks, and provides identity attribution. BlackRidge was founded in 2010 to commercialize its military grade and patented network security technology. For more information, visit www.blackridge.us.
About LD Micro
 LD Micro was founded in 2006 with the sole purpose of being an independent resource in the microcap space. What started out as a newsletter highlighting unique companies has transformed into an event platform hosting several influential conferences annually (Invitational, Summit, and Main Event).
In 2015, LDM launched the first pure microcap index (the LDMi) to exclusively provide intraday information on the entire sector. LD will continue to provide valuable tools for the benefit of everyone in the small and microcap universe. For more information, visit www.ldmicro.com.
Media Inquiries – BlackRidge Technology
Kim Plyler
kim@sahlcomm.com
+1-484-554-5582